[DESCRIPTION]INITIAL STATEMENT OF BENEFICIAL OWNERSHIP
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FORM 3
                                                            OMB APPROVAL
                                                        OMB NUMBER: 3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                      ESTIMATED AVERAGE BURDEN
                                                        HOURS PER RESPONSE 0.5

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.        Name and Address of Reporting Person

Tsai                             Aaron
(Last)                          (First)                            (Middle)

1710 E. Division St.
                                 (Street)

Evansville                       Indiana                            47711
(City)                           (State)                            (Zip)


2.        Date of Event Requiring Statement (Month/Day/Year)

          01/18/00

3.        IRS or Social Security Number of Reporting Person (Voluntary)

4.        Issuer Name and Ticker or Trading Symbol

          MAS Acquisition XXXI Corp.
          (Common Stock:  Not Traded)

5.        Relationship of Reporting Person(s) to Issuer (Check all applicable)

( V )     Director                             ( V )     10% Owner
( V )     Officer (give title below)           (   )     Other (specify below)

Aaron Tsai is the Chairman of the Board of Directors, President, Chief Executive Officer and Treasurer

6.        If Amendment, Date of Original (Month/Day/Year)

7.        Individual or Joint/Group Filing (Check applicable line)

( V )     Form filed by One Reporting Person
(   )     Form filed by More than One Reporting Person

                                                                          Page 1


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             Table I - Non-Derivative Securities Beneficially Owned


1.  Title of Security                      2.  Amount of Securities
    (Instr. 4)                                 Beneficially Owned
                                               (Instr. 4)

a.  Common Stock, par value $.001              8,250,000

b.  Common Stock, par value $.001                    350

c.

d.

e.

f.

3.  Ownership Form:  Direct        4.  Nature of Indirect
    (D) or Indirect (I)                Beneficial Ownership
    (Instr. 5)                         (Instr. 4)
a.  I                                  See Note 1

b.  I                                  John Tsai, brother of Aaron Tsai

c.

d.

e.

f.



               Table II - Derivative Securities Beneficially Owned (e.g, puts, calls, warrants, options, convertible securities)


1. Title of Derivative  2. Date Exercisable and      3. Title and Amount
   Securities              Expiration Date              of Securities
   (Instr. 4)              (Month/Day/Year)             Underlying
                                                        Derivative
                                                        Security
                                                        (Instr. 4)
                           Date          Expiration               Amount or
                           Exercisable   Date           Title     Number of
                                                                  Shares

a.

b.

c.

d.

e.

f.


4. Conversion or       5. Ownership Form of            6. Nature of Indirect
   Exercise Price         Direct (D) or Indirect (I)      Beneficial
   of Derivative          (Instr. 5)                      Ownership
   Security                                               (Instr. 5)


a.

b.

c.

d.

e.

f.


Explanation of Responses:

1) MAS Capital Inc. is controlled by Aaron Tsai. 8,250,000 shares are owned by MAS Capital Inc.

/s/ Aaron Tsai                                          January 31, 2000
--------------                                        -------------------
**Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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